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                                                                     EXHIBIT 12


                HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
           TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                  (All dollar amounts are stated in millions)


                                                  Six Months
                                                     Ended
                                                    June 30,                           Year Ended December 31,
                                             --------------------   --------------------------------------------------------------
                                               1998       1997         1997         1996         1995        1994          1993
                                             --------  ----------   --------      --------    ----------   ---------   -----------
Income (loss) from continuing operations     $ (203.7)  $  393.8    $  767.1     $  650.0      $  412.3    $  434.1     $  406.4
Income taxes                                     64.6      222.3       391.9        358.1         295.3       252.0        236.6
                                             ---------  ---------   ---------    ---------     ---------   ---------    ---------
Income (loss) before income taxes              (139.1)     616.1     1,159.0      1,008.1         707.6       686.1        643.0

Fixed charges:
  Interest expense (1)                        1,018.3      926.2     1,863.0      1,727.9       1,675.9     1,330.2      1,166.1
  Interest portion of rentals (2)                25.6       22.8        46.8         45.2          37.1        24.9         20.7
                                             ---------  ---------   ---------    ---------     ---------   ---------    ---------
Total fixed charges                           1,043.9      949.0     1,909.8      1,773.1       1,713.0     1,355.1      1,186.8

Total earnings as defined                    $  904.8   $1,565.1    $3,068.8     $2,781.2      $2,420.6    $2,041.2     $1,829.8
                                             =========  =========   =========    =========     =========   =========    =========

Ratio of earnings to fixed charges (3)           0.87       1.65        1.61         1.57          1.41        1.51         1.54
                                             =========  =========   =========    =========     =========   =========    =========

Ratio of earnings to final charges,
  excluding merger and integration
  related costs                                  1.82          -           -            -             -           -            -
                                             =========  =========   =========    =========     =========   =========    =========

Preferred stock dividends (4)                $      -   $    5.6    $   14.6     $   19.4      $   21.3    $   19.6     $   21.7
                                             =========  =========   =========    =========     =========   =========    =========

Ratio of earnings to combined fixed
  charges and preferred stock dividends (3)      0.87       1.64        1.59         1.55          1.40        1.48         1.51
                                             =========  =========   =========    =========     =========   =========    =========

Ratio of earnings to combined fixed charges
  and preferred stock dividends, excluding
  merger and integration related costs           1.82          -           -            -             -           -            -
                                             =========  =========   =========    =========     =========   =========    =========


(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.


(3) The ratios at June 30, 1998, have been negatively impacted by the one-time merger and integration costs associated with Household's merger with Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes. The dollar amount of the coverage deficiency due to the one-time merger and integration related costs was $139.1 million.

(4)  Preferred stock dividends are grossed up to pre-tax equivalents.